                           CERTIFICATE OF CORRECTION

                              TO CORRECT AN ERROR

                                      IN

                   CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                            ARTICLES SUPPLEMENTARY
                             OF BOARD OF DIRECTORS
                    CLASSIFYING AND DESIGNATING A SERIES OF
                              PREFERRED STOCK AS
                  SERIES B CUMULATIVE CONVERTIBLE REDEEMABLE
                              PREFERRED STOCK AND
                   FIXING DISTRIBUTION AND OTHER PREFERENCES
                           AND RIGHTS OF SUCH SERIES



       Pursuant to the provisions of Section 1-207 of Corporations and Associations Articles, Annotated Code of Maryland, the undersigned executes the following certificate of correction.

       1.  The name of the only party to the document being corrected is Charles
E. Smith Residential Realty, Inc.

       2. An Articles Supplementary of Board of Directors Classifying and Designating a Series of Preferred Stock as Series B Cumulative Convertible Redeemable Preferred Stock and Fixing Distribution and Other Preferences and Rights of Such Series of Charles E. Smith Residential Realty, Inc. ("Series B Articles Supplementary") was filed with the Department of Assessments and Taxation of the State of Maryland on September 23, 1997, and said document requires correction as permitted under the provisions of Section 1-207 of the Corporations and Associations Articles, Annotated Code of Maryland.

       3.  The errors in said document to be corrected are highlighted below:

            Section 2.  Definitions
                        -----------

               "Dividend Periods" shall mean quarterly dividend periods
                ----------------
     commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (OTHER THAN the initial Dividend Period, WHICH shall commence on THE ISSUE DATE and end on and include September 30, 1997, and OTHER THAN the Dividend Period during which any Series B Preferred Shares shall be redeemed pursuant to Section 5, WHICH shall end on and include the Call Date with respect to the Series B Preferred Shares being redeemed).

            Section 3.  Dividends
                      ---------

               (b) The amount of dividends referred to in clause (i) of Section 3(a) payable for each full Dividend Period on the Series B Preferred Shares shall be computed by dividing the annual dividend rate by four. The INITIAL Dividend Period will include a full DIVIDEND (i.e., the greater of $0.505 per Series B Share or the ordinary cash dividend paid on the Common Shares with respect to the quarterly period ending on or about September 30, 1997) WITH RESPECT TO SUCH THE DIVIDEND PERIOD IN WHICH THE ISSUE DATE OCCURS, NOTWITHSTANDING THE FACT THAT THE SERIES B PREFERRED SHARES MAY HAVE BEEN OUTSTANDING FOR ONLY A PORTION OF SUCH DIVIDEND PERIOD. The amount of dividends payable for any period shorter than a full Dividend Period, on the Series B Preferred Shares shall be computed on the basis of a 360-day year of twelve 30-day months. Holders of Series B Preferred shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Series B Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Shares which may be in arrears.

       4. The foregoing inaccuracies in the document are corrected to read as highlighted below:

            Section 2.  Definitions
                        -----------

               "Dividend Periods" shall mean quarterly dividend periods
                ----------------
     commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period ***[(other than]***, EXCEPT THAT: (I) the
                                                   ==================
     initial Dividend Period, ***[which]*** shall commence on the ***[Issue Date]*** JULY 1, 1997 and end on and include September 30, 1997, and
              ============
     ***[other than]***(ii) the Dividend Period during which any Series B
                       ====
     Preferred Shares shall be redeemed pursuant to Section 5,***[ which]*** shall end on and include the Call Date with respect to the Series B Preferred Shares being redeemed***[)]***.

        Section 3.  Dividends

                (b) The amount of dividends referred to in clause (i) of Section 3(a) payable for each full Dividend Period on the Series B Preferred Shares shall be computed by dividing the annual dividend rate by four. The DISTRIBUTION
                                                                    ============
PAYABLE WITH RESPECT TO THE initial Dividend Period will include a full dividend
===========================
WITH RESPECT TO SUCH DIVIDEND PERIOD, NOTWITHSTANDING THE FACT THAT THE SERIES B
================================================================================
PREFERRED SHARES WERE ISSUED AFTER SEPTEMBER 30, 1997 (i.e., the greater of
=====================================================
$0.505 per Series B Share or the ordinary cash dividend paid on the Common Shares with respect to the quarterly period ending on or about September 30,
1997) ***[with respect to such the Dividend Period in which the Issue Date occurs, notwithstanding the fact that the Series B Preferred Shares may have been outstanding for only a portion of such Dividend Period.***] The amount of dividends payable for any period shorter than a full Dividend Period, on the Series B Preferred Shares shall be computed on the basis of a 360-day year of twelve 30-day months. Holders of Series B Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Series B Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Shares which may be in arrears.

        5. The foregoing corrections are necessary in order to avoid confusion with respect to the commencement of the Initial Dividend Period, because the Series B Cumulative Convertible Redeemable Stock was issued after September 30, 1997, rather than prior to such date as originally contemplated. The holders of such Series B Cumulative Convertible Redeemable Stock did not detrimentally rely on the Series B Articles Supplementary as originally filed, and the foregoing corrections provide for payment of dividends for the period ended September 30, 1997, as such holders originally contemplated.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be duly executed by its President and attested by its Secretary this ___ day of October, 1997.


                                CHARLES E. SMITH RESIDENTIAL REALTY, INC.


                                By:
                                   --------------------------------------
                                Its:    President



        I, Robert Zimet, Secretary, hereby acknowledge on behalf of Charles E. Smith Residential Realty, Inc. that the foregoing Certificate of Correction is the corporate act of said corporation under the penalties of perjury.

Attest:


==========================

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